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Exhibit 99.1                                                     NEWS RELEASE
                                                                 April 23, 1999


FOR IMMEDIATE RELEASE


                            PURCHASESOFT, INC. ANNOUNCES
                    EXTENSION OF RIGHTS OFFERING EXPIRATION DATE


EDINA, MINNESOTA, April 23, 1999 -- PURCHASESOFT, INC. (OTC BULLETIN BOARD:
PURC) today announced that it has extended its rights offering from April 23, 1999 to April 30, 1999, 6:00 p.m., Eastern Daylight Time.

     The Company also announced today, that it has received $2,727,000 from L-R Global Partners, L.P. as payment for their basic subscription rights. L-R Global also reaffirmed their commitment, that if the proceeds to PurchaseSoft in the rights offering are less than $5,000,000, they will purchase, at $0.90 per share, additional shares of common stock to make up the shortfall, but only up to a total investment, in this offering, of $3,500,000. In addition, the Company announced that it has received $100,000 from Michael G. Kerrison as payment for his basic subscription and over-subscription rights, subject to availability of sufficient shares.

     PurchaseSoft, Inc. is a technology leader focused specifically on Business-to-Business Strategic Procurement. Its core product, PurchaseSoft-TM-, encompasses electronic catalogs, requisitioning, e-mail enabled authorization, request for quotations, quotations and analyses, purchasing, receiving, inventory management, fixed asset management, invoice management, and advanced decision support.